Exhibit 10.1
August 26, 2010
Mary Elizabeth Higgins
3211 Ashby Avenue
Las Vegas, Nevada 89102
Dear Mary Beth,
Congratulations! We are pleased to confirm your formal offer of employment with Global Cash Access, Inc. (the “Company”). This offer is contingent upon your successfully completing a drug screen and background investigation. In addition, as a condition of employment with the Company, you will be requested to sign a Non-Compete Agreement and an Employee Proprietary Information and Inventions Agreement.
Due to the nature of our business and your position with the Company, you will be required to complete applications required by various gaming regulatory, tribal, state and other international governments in which the Company and its affiliates conduct business, as well as other applications that may be required by such regulatory authorities with jurisdiction over the Company and its affiliates. Such applications are generally in addition to normal credit, reference and background investigation for employment. Such applications will require complete disclosure of personal and financial information, criminal convictions or arrests (expunged or not) and business associations. As a condition of employment, you must be able to satisfy the licensing process and obtain appropriate gaming and other regulatory licenses.
The terms of this offer of employment are as follows:
•	Position: Executive Vice President and Chief Financial Officer
•	Start date: 9/14/2010
•	Compensation:

Salary:	$375,000 in base salary paid in bi-weekly installments of $14,423.08 in accordance with the Company’s payroll practices. Normal withholding taxes will apply.

Bonus:
In addition to your annual base salary, you will be eligible for a discretionary annual bonus with a target of 50% of your salary. The bonus plan is based half on your organization’s performance, measured against goals you agree upon with the Chief Executive Officer and half, based upon the earnings per share for the Company, which will be established in the first quarter of each fiscal year. Each of the components could result in a bonus of 150% of the target (75% of salary), depending upon performance. If threshold targets are not met the bonus level could be zero. The bonus for 2010 will be prorated based on your start date.

Equity:
Management will recommend to the Board of Directors that you be granted an option to purchase 150,000 shares of common stock of Global Cash Access Holdings, Inc. The authority to grant options is restricted to the Board of Directors and the grant date will be on whatever date the Board approves such grant and the exercise price will be whatever the fair market value of the common stock is on the date of grant.

Paid Time Off:
Based on your position, you would be eligible to accrue 26 PTO days per year, being 8 PTO hours per pay period. Executive Vice Presidents do not account for PTO and take time as agreed upon with the Chief Executive Officer. If you are terminated, you would be compensated at the appropriate level for your position as outlined in the Company’s Employee Handbook.

Benefits:
You will be immediately eligible to participate in the standard Company benefit plans beginning the 1st of the month following your hire date. Benefits include medical, dental, vision, Exec-u-Care (medical reimbursement insurance for executives), and life insurance. Short term disability and long term disability are provided the first of the month after one year of service.

Employment at the Company is employment at-will, and may be terminated at the will of either the employer or the employee, with or without cause and with or without notice at any time. The Company reserves the right to amend, modify, or suspend its benefits and compensation plans and terms and conditions of employment at its sole discretion.
We at Global Cash Access, Inc. look forward to working with you. Please indicate your acceptance of this offer of employment by signing and dating this letter and returning it to me. If you have any questions or concerns, please let me know.
Sincerely,

By:	/s/ Scott H. Betts Scott H. Betts, President and
Chief Executive Officer

Date:	September 2, 2010
I, Mary Elizabeth Higgins, have read this offer of employment, understand its terms, and have accepted it as of the date written below:

By:	/s/ Mary E. Higgins

Date:	August 26, 2010